UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 26, 2015

REVETT MINING COMPANY, INC.
(Exact name of small business issuer in its charter)

Delaware	46-4577805
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ X ]  Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 10.01 – Entry into a Material Definitive Agreement

On March 26, 2015, Revett Mining Company, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Hecla Mining Company (“Hecla”) and its wholly-owned merger subsidiary, RHL Holdings, Inc.

The Agreement is attached to this current report as Exhibit 2.1 and is incorporated herein by reference to provide you with information concerning its terms. It is not intended to provide any other factual information about the Company or the transaction described in the Agreement. Such information can be found elsewhere in other public filings the Company has made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Agreement contains representations and warranties of the Company and Hecla and its merger subsidiary. The factual assertions about the Company set forth in those representations and warranties are qualified by information that is contained in a confidential disclosure schedule that the Company exchanged with Hecla in connection with the execution of the Agreement. While the Company does not believe the confidential disclosure schedule contains information that it is required to publicly disclose under the securities laws, it does contain information that modifies, qualifies and creates exceptions to the Company’s representations and warranties set forth in the Agreement. Accordingly you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement, and such information may or may not be fully reflected in the Company’s public disclosures.

The information disclosed under Item 9.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger dated March 26, 2015
99.1	News Release, dated March 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINING COMPANY, INC.

Date: March 27, 2015	By:	/s/ John Shanahan
John Shanahan
President and Chief Executive Officer